[EXHIBIT 20.1]

                     SECURED PROMISSORY NOTE

                                                    $1,675,000.00
   April __, 2004                               ___________, Ohio

     FOR VALUE RECEIVED, the undersigned, Giant Motorsports, Inc., a Nevada corporation and Chicago Cycle, Inc., a Nevada corporation (collectively, the "Maker"), hereby promises to pay to King's Motorsports, Inc. d/b/a Chicago Cycle, an Illinois corporation (the "Holder"), the principal sum of One Million Six Hundred Seventy Five Thousand and No/100 Dollars ($1,675,000.00), together with interest thereon, compounded monthly, accruing from the date hereof at annual rate equal to six percent (6%) per annum. The principal and interest shall be payable as follows:
(i) Five Hundred Thousand Dollars ($500,000) of principal will be paid on July __, 2004, (ii) Two Hundred Fifty Thousand Dollars ($250,000) of principal will be paid on October __, 2004, and
(iii) all remaining amounts of principal and interest owed hereunder will be due on April __, 2005.

      The annual rate of interest stated herein shall apply to a three hundred sixty (360) day period, and amounts of interest due hereunder shall be computed upon the basis of thirty (30) day months. The Maker shall have the right to prepay the principal amount due on this Note, or any portion thereof, from time to time during the term hereof without premium or penalty thereon. The amount of any such payment shall be applied first to principal and then to reducing the accrued and unpaid interest owed on this Note.

      Payments on this Note are to be made in lawful money of the United States of America in immediately available funds at such location as the Holder shall designate to the Maker. Failure to exercise any right contained in this Note by the Holder shall not constitute a waiver of the right to exercise such right in the event of any subsequent default.

     Notwithstanding any of the foregoing, if (i) the Maker shall be in default of the payment of this Note for more than ten (10) business days after the receipt by the Maker of written notice of such default by Holder, or if the Maker shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for the Maker any arrangement, composition, readjustment, or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against it, in any such proceeding, or if a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Maker to be bankrupt or insolvent under the federal bankruptcy laws or any applicable law of the United States of America or any state law, or appointing a receiver or trustee or assignee in bankruptcy or insolvency of the Maker, or if the Maker shall make an assignment for the benefit of creditors, the unpaid balance of said principal sum with all accumulated interest thereon and all other sums due hereunder shall, at the option of the Holder hereof, become immediately due and payable without notice, presentment or demand of any kind, such notice, presentment and demand being hereby expressly waived by the Maker and shall thereafter bear interest at the rate equal to twelve percent (12%) per annum.

      This  Note is being delivered by Maker pursuant to  Section
7.2.3 of that certain Asset Purchase Agreement of even date herewith among Maker, Holder and certain other parties (the "APA") and Maker has the right to set off any amounts that it owes hereunder in accordance with Section 9.4(a) of the APA on written notice to Holder and subject to the opportunity to cure specified in the APA.

     The obligations of Maker owed under this Note are hereby secured by Maker's interest in and title to the Acquired Assets as such term is defined in the APA and Maker hereby grants such security interest to Holder. This security interest is evidenced by that certain Commercial Security Agreement among Maker and Holder of even date herewith (the "Security Agreement"). As is



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set  forth  in the Security Agreement, this security interest  is subordinate to the interest in the Acquired Assets that is held by Ducati, Honda, Suzuki and Yamaha.

      The undersigned understands and agrees that this Note is subject to and shall be construed according to the laws of the State of Illinois. This Note is not assignable or transferable by Maker or Holder.



                              Giant Motorsports, Inc.


                              By: ______________________________

                              Its:______________________________


                              Chicago Cycle, Inc.


                              By: ______________________________

                              Its:______________________________






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